Exhibit 99.2
Commercial Metals Company Acquires Economy Steel
     Irving, Texas — September 19, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has completed the acquisition of substantially all the operating assets of Economy Steel, Inc. of Las Vegas, Nevada. The acquired assets will operate under the new name of CMC Economy Steel and as part of CMC Americas’ Fabrication and Distribution segment.
     Established in 1980, CMC Economy Steel is a rebar fabricator, placer, construction-related products supplier and steel service center. Karl Gamertsfelder, Area Manager — Desert States, will assume the role of General Manager and Chuck Darnell, former owner, will serve as Operations Manager for the facility.
     Russ Rinn, CMC Executive Vice President and CMC Americas President, said, “This acquisition fits strategically with our company initiative for growth and expansion into a new geographic market. The purchase will also support the development and operational success of CMC’s future micromill in Arizona.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact: Debbie Okle
Director, Public Relations
214.689.4354
2007-32